Exhibit 10.17

AGREEMENT REGARDING CORN PROCUREMENT

THIS AGREEMENT REGARDING CORN PROCUREMENT (this “Agreement”) is made effective as of February 1, 2007, (the “Effective Date”) by and between CHS Inc., with offices at 5500 Cenex Drive, Inver Grove Heights, MN 55077 (“CHS”), and Otter Tail Ag Enterprises, LLC, whose address for purposes of notice is P.O. Box 492, Fergus Falls, MN 56538-0492 (“Customer”). Any reference herein to a “Party” shall refer to CHS or Customer individually, and any reference herein to “Parties” shall refer to both CHS and Customer.

RECITALS

WHEREAS, Customer plans to construct an ethanol production facility near Fergus Falls, Minnesota (the “Facility”) and Customer desires to secure a source supply of corn for use in production at the Facility (the “Corn”); and

WHEREAS, CHS is willing to sell the Corn to Customer, and Customer is willing to purchase the Corn from CHS, for the Facility pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and all of the representations, warranties, undertakings, covenants, promises and agreements set forth herein, which Customer and CHS each acknowledge are adequate and sufficient, Customer and CHS do hereby agree as follows:

I.             TERM OF AGREEMENT: TERMINATION.

A.          Term. This Agreement shall be effective and binding as of the Effective Date; provided, however, that the obligations of CHS under this Agreement, and the obligations of Customer under this Agreement, shall commence on the day that Customer notifies CHS that the Facility is ready for operation or the day on which Customer notifies CHS that Customer is ready to begin Corn procurement,.which day shall be no sooner than six (6) months prior to the date the Facility will accept Corn, whichever date is earlier (the “Commencement Date”) and shall continue for an initial term of five (5) years from the Commencement Date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for consecutive terms of one (1) year each, unless terminated by CHS or Customer effective as of the end of the Initial Term, or the then existing one (1) year term, upon at least ninety (90) days’ prior written notice. Notwithstanding anything to the contrary in this Section I.A.: (i) either party hereto may terminate this Agreement upon thirty (30) days’ written notice if Customer has not delivered a certificate from an authorized officer of Customer notifying CHS on or before September 30, 2006, that all the conditions to the closing of the construction financing for the Facility have been satisfied or waived, and (ii) this Agreement may be terminated as provided in Sections I.B. and/or I.C. below. Any obligations of the parties incurred prior to the date of termination of this Agreement, including without limitation arising under any Sales Contracts entered into prior to termination, shall survive termination of this Agreement.

B.           Early Termination by Customer as a Result of CHS’ Breach. In the event that CHS fails or refuses to comply with any material provision of this Agreement, then Customer shall have the right to elect to terminate this Agreement by giving CHS at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. CHS shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to CHS shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by Customer of any rights reserved under this Section shall be without prejudice to any claim for damages or for any other right under this Agreement or applicable law.

C.           Early Termination by CHS as a Result of Customer’s Breach. In the event that Customer fails or refuses to comply with any material provision of this Agreement, then CHS shall have the right to elect to terminate this Agreement by giving Customer at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. Customer shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to Customer shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by CHS of any rights reserved under this subsection shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law.

D.           Survival. All obligations, promises and agreements of both Customer and CHS that expressly, or by their nature, survive the expiration or termination of this Agreement including, but not limited to, each of the Party’s monetary obligations and indemnification obligations herein, shall continue in full force and effect subsequent to, and notwithstanding, expiration or termination of this Agreement until they are satisfied, or by their nature expire.

II.            ACQUISITION OF THE CORN.

A.          Quantity. Subject to the provisions of this Agreement, Customer hereby agrees to purchase from CHS, and CHS hereby agrees to sell to Customer, all of Customer’s requirements of the Corn for the Facility. The approximate annual purchase and sale amounts of the Corn under this Agreement shall be 20,000,000 bushels. The actual quantity of the Corn purchased shall be determined by Customer, in its sole discretion, based upon specifications and the market price of the Corn available at the time of the Corn purchases. It is anticipated that the Corn to be sold by CHS to Customer will ordinarily be originated within a radius of eighty (80) miles of the Facility (the “Facility Area”). If, because of factors beyond the reasonable control of CHS, sufficient Corn to fill Sales Contracts is not available in the Facility Area, CHS may cancel such Sales Contracts. In such event, CHS will use commercially reasonable efforts procure Corn from outside the Facility Area at prices within Customer’s parameters based upon the area from which the Corn may be originated.

B.           Quality. The Corn shall meet the minimum specifications identified in Exhibit A attached hereto and incorporated herein (the “Minimum Specifications”) for Corn to be useable at the Facility. The purchase price for the Corn will be based upon the actual grade and quality of the Corn delivered and as set forth in the Sales Contracts. If CHS is unable to meet the Minimum Specifications because of the quality of the Corn within the Facility Area, Customer’s sole remedy shall be to cancel the Sales Contracts. In such event, CHS will use commercially reasonable efforts procure Corn from outside the Facility Area which meets the Minimum Specifications and at a price within Customer’s parameters based upon the area from which the Corn may be originated.. CHS’ obligation is to identify and offer to Customer the necessary quantity of the Corn on a delivered basis if available based upon Customer’s parameters. CHS will endeavor to promote high-fermentable starch hybrid corn varieties to local producers.

C.           Procurement Fee. The purchase price for the Corn shall be the “Sales Price” (as that term is defined in Section II.D.) plus a procurement fee in the amount of $0.05/bushel to be paid by Customer to CHS for all purchases of the Corn from CHS. The Procurement fee shall be invoiced by CHS to Customer on the 1st and 15th day of each month as the Corn is delivered to Customer and will be based on the delivery weight.

D.           Sales Contracts. Purchases and sales of the Corn shall be evidenced by separate sales contracts substantially in the form of Exhibit B, attached hereto (the “Sales Contracts”) signed by CHS and Customer. The Sales Contracts shall require the delivery of the Corn to Customer at the Facility pursuant to the terms of this Agreement and shall specify delivery locations, price (“Sales Price”), type, quality, delivery date, schedule of discounts and certification from CHS of the state of origination.

E.           Third-Party Storage. CHS shall contract storage capacity at facilities set forth on Exhibit D, based upon the needs of the Customer, under the terms under the terms and conditions of one ore more storage agreements (the “Third-Party Storage Agreements”) to be set forth as Exhibit E (the “Third-Party Storage”). Any Third-Party Storage Agreement is subject to the review and prior written approval of Customer. CHS will retain ownership of all Corn through unload to and storage in the Third-Party Storage facilities, provided, however, that Customer shall, upon transfer by CHS of a sufficient amount of Corn into Third-Party Storage to fulfill a Sales Contract between CHS and Customer, pay CHS $1.25 per bushel advance for such amount Corn stored in the Third-Party Storage facilities with the balance due upon loadout of the Third-Party Storage for delivery to the Facility. Customer shall be responsible for any and all charges associated with handling and storage including storage charges as set forth in Third-Party Storage Agreements approved by Customer (including, without limitation charges for turns guaranteed by CHS in the Third-Party Storage contract) and shrink up to 0.25%. Handling and storage charges shall be invoiced by CHS and paid by Customer as follows: half as Corn is unloaded into the Third-Party Storage facilities and half as Corn is loaded out of the Third-Party Storage facilities. Customer shall also pay CHS an interest charge on the purchase price, less the $1.25 per bushel previously paid, paid by CHS for the Corn in storage from the date of such payment by CHS for the Corn to the date payment is received by CHS from the Customer for the Corn. The interest rate to be charged shall be 1% over the prime rate of interest (or similar rate) charged by Wells Fargo Bank, NA, Minneapolis, Minnesota. Corn in Third-Party Storage shall be sold to Customer FOB Third-Party Storage. Transfer of ownership will take place as the Corn is loaded out of the Third-Party Storage with payment due as set forth in Paragraph I below. Notwithstanding any other provision of this Agreement, Customer shall provide CHS with a minimum of 48 hours advance notice of transfer of Corn from the Third-Party Storage to the Facility.

F.           Notification of Requirements. Commencing on or before the first (1st) day of the month preceding the Commencement Date, and continuing on or before the first (1st) and fifteenth (15th) day of each month during the term of this Agreement, Customer shall advise CHS of Customer’s final schedule of requirements of the Corn (including volume and delivery date) (the “Delivery Requirements”) for the time period specified by Customer beginning thirty (30) days after the notification of the Delivery Requirements (the “Delivery Period”).

G.           Price. Customer shall advise CHS of its price parameters for the quantity of Corn Customer wishes to own for a specific Delivery Period. For all the Corn sold to Customer hereunder, CHS undertakes to use commercially reasonable efforts to obtain for Customer the lowest price within the stated price parameters for the quantity of Corn for the specific Delivery Period. CHS shall advise Customer of the price for Corn available in the relevant marketplace on each date on which Customer provides its price parameters, in each case taking into account the quantity of the Corn to be purchased, the duration of the purchase contract and the information then available to CHS. Customer shall determine whether to accept any prices which exceed the parameters specified by Customer. Because Customer, therefore, controls the purchase periods, prices, Delivery Periods and the quantity, CHS does not guarantee that a supply of Corn will be available to Customer. CHS will use commercially reasonable efforts to procure Corn for Customer within Customer’s parameters. CHS will have no liability to Customer for failure to supply Corn to Customer until such time as a Sales Contract has been signed between Customer and CHS.

All correspondence between CHS and Customer related to Corn purchases and sales and price and quantity parameters shall be in writing, preferably by email, between designated personnel of both parties as set forth on Exhibit C.

H. Delivery and Title. The Corn delivered under this Agreement shall be delivered to Customer in accordance with the terms agreed to in the applicable Sales Contract free and clear of all liens, charges and encumbrances. Corn shall be applied to the oldest Sales Contracts first. Title and all risk of loss to the Corn delivered by truck shall pass to Customer immediately after unloading and acceptance by Customer of the Corn at the Facility in the case of Corn shipped directly to the Facility or upon unloading from the Third-Party Storage in the case of Corn stored in the Third-Party Storage facilities. Title and all risk of loss to the Corn delivered by rail to the Facility shall pass to Customer upon receipt of shipping documentation and associated payment of invoice. All charges for demurrage subsequent to arrival, in excess of the demurrage allowance granted by the relevant carrier, as well as any destination efficiency payments shall be for Customer’s account.

I.            Weighing and Testing. Certified destination weights for all truck shipments will apply to the Corn sold by CHS to Customer and Customer shall provide CHS with such weights for truck shipments. Destination grades for each truck shipment of the Corn of a given type and specification, as determined by Customer’s laboratory personnel or an independent laboratory retained by Customer, shall apply for all of the Corn delivered and Customer’s lab results shall be used for settlement. Destination grades for truck shipments of Corn direct hauled to the Facility from elevators or other third-parties under a Third-Party Storage Agreement will be based upon the average grades for shipments over a 15-day period and settled on the 1st and 15th day of each month. Samples taken by Customer shall be retained by Customer for ten (10) days after each 15 day average period and, upon CHS’ request, shall be provided to CHS to permit re-inspection by a state laboratory on behalf of, and at the expense of, CHS to confirm grade test results. Such re-inspection grades will be final. First official weights and grades, for each rail car shipment of the Corn shall be submitted by CHS to Customer along with shipment documents to be used for settlement.

CHS, at CHS expense, shall install an Agris OneWay terminal at Customer’s Facility to facilitate the paperwork flow and settlement of Corn deliveries, provided that Agris is compatible with Customer’s computer and record keeping systems. Customer’s personnel will enter the delivery information into the terminal on a daily basis and CHS will pull the information from the terminal electronically on a daily basis.

J.            Payment Terms. For all rail shipments, Customer will pay 100% by wire transfer upon receipt of shipment documents including, bill of lading, first official weights and grades. For all truck shipments, Customer will submit unload information including destination weights and grades along with 100% payment by wire transfer of the Sales Price on the day after unload. Shipments are to be applied to the oldest Sales Contract. Settlement for premiums or discounts on truck shipments will be finalized on the 1st and 15th of each month.

K.           Customer’s Damages. In the event CHS fails to procure and/or supply the Corn as required under the Sales Contracts (whether or not as a result of Force Majeure), Customer may purchase the quantities of Corn not delivered under such Sales Contracts from other sources after providing CHS with not less than one (1) day advance written notice of its intention to do so unless CHS delivers the Corn, as required under the Sales Contracts, within that notice period. In such event, (except for matters involving Force Majeure), subject to the exclusive remedies set forth in paragraphs IIA and IIB, Customer shall be entitled to recover, as its sole and exclusive remedy, from CHS any reasonable costs (including any expenses or price increases) Customer incurs above the agreed upon Sales Price for the Corn resulting from its purchase from other sources.

L.           CHS’ Damages. In the event Customer fails to accept for delivery the rail Corn that has been tendered for shipment and/or truck corn delivered to the Plant in compliance with the terms and conditions of any Sales Contracts (whether or not as a result of Force Majeure) and Customer fails to except such Corn not less than one (1) day after written notice from CHS of CHS’s notice to sell to a third-party, CHS shall be entitled to sell the quantity of the Corn not accepted under such Sales Contracts to third parties. In such event, (except for matters involving Force Majeure) CHS shall be entitled to recover, as its sole and exclusive remedy, from Customer any reasonable costs (including any expenses, or reduction in revenues due to price decreases) incurred by CHS resulting from such third-party sales.

M.          Records. CHS will establish and maintain at all times, true and accurate books, records and accounts consistent with good industry practices distinguishable from all other books and records, in respect of all prices paid, payments, statements, charges and computations made under this Agreement and will preserve these books, records and accounts for a period of at least three (3) year after their creation. During normal business hours, Customer, at its sole cost and expense, shall have the right to inspect, examine and audit, or cause its representatives (including without limitation a third-party auditor) to inspect, examine and audit books and records of CHS to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.

N.           Financial Disclosure-Customer. Customer agrees to provide CHS with complete and audited annual financial statements within thirty (30) days following the receipt of audited financial results each fiscal year end plus monthly unaudited financial statements within thirty (30) days of the close of each month. CHS agrees to keep such financial statements and any information contained therein confidential and to use the information only for purposes of monitoring the financial condition of Customer.

III.           GENERAL PROVISIONS.

A.          Events of Default. The occurrence of any of the following shall be an event of default (each an “Event of Default’) under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of any material covenant, obligation or agreement set forth in this Agreement; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets or properties with or without consent, or should a voluntary or involuntary petition into bankruptcy or other similar proceeding be filed by or against such party, or should an involuntary petition into bankruptcy or other similar proceeding be filed by or against such party and the receiver, bankruptcy or other similar proceeding shall not in the case of any involuntary petition or other involuntary proceeding be discharged within sixty (60) days following appointment or commencement thereof, as the case may be.

B.           Remedies. Upon the occurrence of an Event of Default, the party not in default shall have all remedies available under this Agreement and under applicable law and equity. Without limiting the foregoing, the party not in default shall have the following remedies whether in addition to, or as one of, the remedies otherwise available to it: (1) to declare all amounts owed to it hereunder immediately due and payable and (2) to terminate this Agreement; provided, however, the defaulting party shall be allowed thirty (30) days’ from the date of receipt of notice of default to cure any Event of Default.

C.           Force Majeure. Neither party to this Agreement shall be liable to the other party hereto for any loss or damage resulting from any delay or failure to make or accept deliveries caused by or arising out of acts of God or the elements, storms, wars, acts of terrorism, sabotage, strikes, labor difficulties, governmental proration or regulation, when raw materials or supplies are interrupted, unavailable, or in short supply, and/or any other cause beyond such party’s commercially reasonable control. In the event that a party to this Agreement gives notice and an explanation of such force majeure event to the other party hereto within a reasonable time after the occurrence of such force majeure event, the obligations of the parties shall be suspended from the date of such force majeure event for the length of time during which a party is unable to perform as a result of such force majeure event. Nothing contained in this Section III.C. shall ever be construed to relieve either party of its obligations to promptly pay the other party amounts due and owing hereunder. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Section III.C. shall operate to extend the term of this Agreement.

D.          Indemnification. Customer agrees that it shall defend, indemnify, and hold harmless CHS, and CHS’ directors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of Customer, and/or (ii) Customer’s breach  of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) Customer’s failure to comply with any and all applicable federal, state or local laws, ordinances, orders, permits, rules and regulations with regard to Customer’s activities relating to the operation of its business and/or the Facility. CHS shall have the right, but not,the obligation, to participate in the defense of any such claim with attorneys selected by CHS; provided, however, that once Customer assumes the defense of CHS pursuant to provisions of this Section III.D., CHS’ participation in the defense of any such claim shall be at its own expense.

CHS agrees that it shall defend, indemnify, and hold harmless Customer, and Customer’s governors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of CHS; and/or (ii) CHS’ breach of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) CHS’ failure to comply with any and all applicable federal, state or local laws, ordinances, orders,permits, rules and regulations with regard to Customer’s activities relating to the operation of its business. Customer shall have the right, but not the obligation, to participate in the defense of any such claim with attorneys selected by Customer; provided, however, that once CHS assumes the defense of Customer pursuant to provisions of this Section III.D., Customer’s participation in the defense of any such claim shall be at its own expense.

E.           Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT,

INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

F.           Insurance. Customer agrees to maintain at all times during the term of this Agreement: (i) Workers’ Compensation Insurance as prescribed by applicable laws of the state(s) with jurisdiction over each of Customer’s employees; and (ii) Commercial General Liability Insurance with a per-occurrence limit of not less than One Million Dollars ($1,000,000) (or higher limits as may be required by applicable law) (which coverage can be provided through a combination of primary and umbrella policies), which policy(ies) shall identify CHS as an additional insured party with respect to the operation of the Facility. As to all policies described in this Section III.F., Customer agrees that: (i) it will provide CHS with at least thirty (30) days’ written notice prior to the effective date of cancellation or any material change of any such policy(ies); and (ii) upon any request from CHS, Customer will immediately instruct its insurer(s) to provide CHS with certificates of insurance evidencing coverage that is required by this Section III.F. Customer agrees that the policy limits set forth herein are minimum limits and shall not be construed to limit Customer’s liability.

G.           Independent Contractors. Customer and CHS are separate legal entities, and independent contractors in respect of the other party hereto. Nothing in this Agreement shall constitute, or ever be construed to constitute, either party hereto as an agent, legal representative, joint venturer,  partner, employee, or servant of the other party hereto, for any purpose whatsoever.

H.          Notices. Any notice required pursuant to this Agreement shall be in writing, and shall be deemed to be properly served on the date deposited in the U.S. Post Office if sent by certified or registered mail, or three (3) days after the date deposited in the U.S. Post Office if sent by regular mail. Such notice shall be properly addressed to the other Party at its respective address set forth in the first paragraph of this Agreement, provided that such addresses may be changed by proper notice delivered in accordance with the provisions of this Section. For any notice sent by mail, the Party sending the notice shall also send a facsimile of such notice on the same day that the notice is deposited in the U.S. Post Office. Any notice made by a party under this Agreement by a method other than through the U.S. Postal Service shall be in writing and shall be effective only upon actual receipt of such notice.

I.            Assignment. This Agreement may not be assigned or transferred by either party, directly or indirectly, in full or in part, without the advance written consent of the other party hereto, which consent shall not be unreasonably withheld, and no attempted assignment or transfer of this Agreement by either party hereto shall be binding on the other party hereto until it has consented in writing to such assignment. Assignments or transfers that have not been consented to by the non-assigning party shall be void. Any change of control of either party, whether by operation of law or otherwise, shall be deemed an assignment or transfer for purposes of this Section III.I.The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, all respective permitted successors and assigns of the parties hereto.

J.            Choice of Law. This Agreement, and all rights, obligations, and duties arising hereunder, and all disputes which may arise hereunder, shall be construed in accordance with, and governed by, laws of the state of Minnesota, without giving effect to the conflict of laws provisions thereof.

K.          Modification and Waiver. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof; provided, however, that the failure of any party to exercise any right, power or option given it hereunder, or to insist on strict compliance with all of the terms and conditions hereof, shall not constitute a waiver of any term, condition, or right under this Agreement, unless and until that party shall have confirmed any such action or inaction to be a waiver in writing. Any such waiver shall not act as a waiver of any other term, condition, or right under this Agreement, or the same term, condition, or right on any other occasion not specifically waived in writing by such party. This Agreement may be modified, altered, or amended only by a writing signed by the party against whom the amendment is to be enforced.

L.           Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in the event that a provision shall be determined by a court of competent jurisdiction to be invalid and/or unenforceable, such provision shall be ineffective only to the extent that it is explicitly deemed invalid, void or unenforceable, and the remaining provisions of this Agreement shall be valid and enforced to the fullest extent permitted by law. Upon such a determination that a provision is invalid, illegal, void, or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible.

M.         Entire Agreement. This Agreement, its exhibits, schedules and any other written agreement or contract referred to herein, contain the entire understanding between the parties hereto and, as of the Effective Date, they shall supersede all prior negotiations, representations, agreements and understandings, whether oral or written, between CHS and Customer with respect to the acquisition of Corn for use by Customer at the Facility, affecting Customer’s operations at the Facility.

N.          Headings. The headings of Sections in this Agreement are inserted for convenience only, and shall not be deemed to constitute a part of this Agreement, or to affect interpretation of provisions hereof.

O.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed to be an original, but all of which shall constitute one and the same Agreement.

P.           Confidentiality. CHS and Customer, recognizing the work in which they will be engaged under this Agreement and information to be shared is of a proprietary and trade secret nature, recognize that each may disclose to the other certain proprietary business plans, strategies, financial data, specifications, production information, equipment details, process information, intellectual property and other information relating to this Agreement. This information is trade secret, proprietary and confidential and will be disclosed by one party to the other party only on the following terms and conditions:

1.          “Confidential Information” shall mean all trade secret, proprietary or confidential information received or generated during the course of the performance of this Agreement including, without limitation, the information described above and in the books and records of either party. Confidential Information shall not include that which (i) is in the public domain prior to disclosure to another party, (ii) is lawfully in the other party’s possession, as evidenced by written records, prior to the disclosure by a party, or (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the other party.

2.          Neither party shall disclose any of the Confidential Information to any unauthorized party, unless required by law or court order and then only after providing advance notice and an opportunity to intervene to the other party. Proper and appropriate steps shall be taken and maintained by each party to protect the Confidential Information of the other party.

3.          Confidential Information shall be used by the parties only in connection with their performance under this Agreement; no other use will be made of it by either party.

4.          All documents containing Confidential Information of a party shall remain the property of that party. They shall be returned to that party or destroyed upon request.

5.          No license or right is granted hereby to either party by implication or otherwise with respect to or under any patent application, patent, claims of patent or proprietary rights of either party with respect to the Confidential Information.

THIS AGREEMENT REGARDING CORN PROCUREMENT SHALL NOT CONSTITUTE A BINDING CONTRACT BETWEEN THE PARTIES UNTIL IT HAS BEEN EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES

IN WITNESS WHEREOF, Customer and CHS have caused this Agreement to be executed to be effective as of the Effective Date.

CHS Inc.

By:	John McEnroe
Its:	V.P.

Customer:

Otter Tail Ag Enterprises, LLC

By:	Jerry Larson
Its:	President

EXHIBIT A

CORN SPECIFICATIONS

No. 2 Yellow Corn, exact specifications to be determined prior to initial purchases

Exhibit B

contract

CONTRACT NUMBER
01/30/07	GRAIN SALES CONTRACT PRICED	P000011
132025 BUYER***		SELLER***
NEW HORIZONS AG SERVICES - HER
22327 138TH AVENUE
FERGUS FALLS, MN 56537
218/736-2648

Buyers Contract Number:

commodity/Grade:	Quantity:	Price:	Futures:	Basis:	Freight:
CORN	500.00BU	$3.33000	3.98000	.65000-	.00000

Delivery period:	Delivery Location:
01/30/07 - 01/30/07	FOB

other terms and conditions to apply to this contract:

Printed for example purpose only

THIS CONTRACT INCLUDES THE TERMS AND CONDITIONS PRINTED ON THE REVERSE SIDE HEREOF, WHICH ARE HEREBY AGREED TO, PLEASE SIGN AND RETURN ONE COPY WITHIN 48 HOURS.

ACCEPTED AND AGREED TO THIS        DAY OF       20

BUYER	CHS Inc.

BY                                                                                                    BY

1

Exhibit C

Jerry Kramer	jerry.kramer@chsinc.com
Rick Cole	rich.cole@chsinc.com
Kelly Longtin	kelly.longtin@yahoo.com

Exhibit D

3rd Party Elevators to be determined upon mutual agreement

Exhibit E

Third Party Storage Agreements

EXHIBIT E

CORN HANDLING AND STORAGE AGREEMENT

This CORN HANDLING AND STORAGE AGREEMENT (the “Agreement”) is made this       day of                , 20       (the “Effective Date”), by and between CHS Inc. (“CHS”), a Minnesota corporation, with offices located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077 and (“Elevator”), a                                                                                                   corporation, with an address of                                                                                                                                            .

RECITALS:

WHEREAS, CHS desires to store Corn. (the “Corn”) in elevator storage space owned and operated by Elevator and located at                                                                               (the “Elevator”);

WHEREAS, CHS will procure the Com to sell to ETHANOL PLANT (“PLANT”) pursuant to an Agreement Regarding Corn Procurement dated of even date herewith (the “Procurement Agreement”); and

WHEREAS, Elevator desires to allow CHS to use the Elevator for a storage charge based upon every bushel of Corn handled and stored by Elevator on behalf of CHS;

NOW, THEREFORE, the parties agree as follows:

1.             Term.

a.             This Agreement shall be effective and binding as of the Effective Date; provided, however that the obligations of CHS under this Agreement, and the obligations of Elevator under this Agreement, shall commence on the day that CHS notifies Elevator that the PLANT facility is ready for operation (the “Commencement Date”) and continue for an initial term of five (5) years from the Commencement Date (“Initial Term”), subject to the right of CHS to terminate this Agreement earlier as follows: (1) upon 15 days prior written notice in the event of a breach of this Agreement unless such breach is cured within such 15-day period to the satisfaction of CHS; or (2) immediately in the event Elevator voluntarily files or has involuntarily filed against it a petition under the United States Bankruptcy Code (including Chapter 11 reorganization) or Elevator otherwise becomes insolvent or makes an assignment for the benefit of creditors. After the expiration of the Initial Term, this Agreement shall automatically renew for consecutive terms of one (1) year each, unless terminated by CHS or Customer effective as of the end of the Initial Term, or the then existing one (1) year term, upon at least ninety (90) days’ prior written notice. Notwithstanding the foregoing, this Agreement shall automatically terminate upon termination of the Procurement Agreement for any reason.  Upon such termination neither party shall have any rights or obligations to the other party except those that have arisen prior to the date of termination.

b.             Post-Termination Rights. In the event of early termination of this Agreement, CHS shall have a reasonable time within which to remove the Corn. Elevator shall not retain any Corn following the early termination of this Agreement or contrary to any directions of CHS or permit the supply of any Corn to any third party without CHS’ prior written consent. Elevator acknowledges and agrees that it will be solely responsible for purchasing from CHS any and all Corn remaining at the end of the Term at market price.

2.             Title, Storage Rights and Inspection.

a.             Storage Rights. CHS shall have the exclusive right, at all times during the Term, to use                     bushels of capacity of the Elevator owned and operated by Elevator for the storage and handling of the Corn.

b.             Title. It is expressly understood and agreed that all Corn stored pursuant to this Agreement shall at all times remain the sole and exclusive property of CHS, and that Elevator shall neither take nor attempt to grant any interest whatsoever, by lien or otherwise, in the Corn. Elevator hereby waives its statutory warehouse lien and any and all other liens, security interest or other interests that it may have in the Corn. Upon request by CHS, Elevator shall provide negotiable warehouse receipts for the Corn in storage.

c.             Elevator shall take all reasonable steps requested by CHS to ensure that any potential creditor or lienholder is placed on notice that CHS has title to the Corn, including without limitation executing a UCC-1 Financing Statement or posting in plain view at the Elevator and on all containers of Corn that CHS has title. Promptly on CHS’ request, Elevator shall also execute any financing statements, warehouse receipts or other documents that CHS may request to evidence its title to the Corn. Elevator agrees that these documents may be recorded by CHS at CHS’ expense, in any public records that CHS may deem appropriate for the purpose of evidencing its title to the Corn.

d.             Risk of Loss. Elevator shall be responsible for all direct physical loss for the Corn while it is in its possession or control at all times under this Agreement. Elevator shall maintain insurance on the Corn pursuant to Section 3 herein.

3.             Weighing and Testing. Elevator shall provide weights and grades for all Corn delivered to the Elevator for CHS. Elevator shall issue scale tickets and shall provide warehouse receipts to CHS for such Corn. Samples taken by Elevator shall be retained by Elevator for ten (10) days after inspection and, upon CHS’ request, shall be provided to CHS to permit re-inspection by a state laboratory on behalf of, and at the expense of, CHS to confirm grade test results. Such re-inspection grades will be final. Destination weights, grades and discount schedules shall apply to all corn delivered out of the Elevator on behalf of CHS to its point of destination. Elevator shall be responsible for any loss in quantity (subject, however, to paragraph 6) and quality in the Corn based upon such destination weights and grades.

2

4.             Insurance and Bond.

a.             At all time during the Term, Elevator shall maintain insurance, at its own expense, with a financially sound insurance company having an A.M. Best rating of A or better, the following insurance coverage:

1.             Warehouseman’s legal liability insurance covering Elevator’ liability for loss or destruction of or damage to the Corn in the amount of full replacement cost. CHS shall be included as an additional insured with a cross liability clause;

2.             All risk insurance against loss or destruction of or damage to the Corn in the amount of its full replacement cost. CHS shall named an additional insured with a loss payable clause in its favor.

b.             If Corn cannot for any reason be replaced with Corn of identical variety and of quality acceptable to CHS, then Elevator (or Elevator’ insurance) shall reimburse CHS for the Corn in the amount of the actual replacement cost to CHS, plus any incidental costs or expenses. Upon request, CHS shall provide documentation setting forth such costs.

c.             All insurance by Elevator shall be primary, and any insurance maintained by CHS shall be excess and not contributing with Elevator’ insurance. Elevator shall arrange with its insurance companies to endorse its policies accordingly.

d.             Certificates of insurance confirming compliance with the requirements stated herein shall be provided within 10 days from the day of Elevator’ execution of this Agreement. All such policies obtained by Elevator shall be written so that CHS will be given at least 30 days’ prior written notice of cancellation or any restrictive amendment.

e.             Elevator shall also maintain in force, at all times during the Term, a warehouseman’s bond acceptable to CHS in both substance and form, given by a surety acceptable to CHS and obligating such surety to pay to CHS an amount equal to the full replacement cost of any Corn which is lost, destroyed or damaged or the condition is otherwise affected, as a result of the breach by Elevator of any of its obligations under this Agreement. The penal sum of the bond shall be at least the minimum required by the laws of the state where the Elevator is located. If the Corn cannot for any reason be replaced with Corn of identical variety and of quality acceptable to CHS, then the bond shall obligate such surety to pay CHS for the Corn in the amount of the actual cost to CHS, plus any incidental costs or expenses, up to the penal sum of the bond.

5.             Storage and Handling Charges.

a.             CHS shall pay Elevator a storage and handling charge in an amount equal to $0.       per bushel of Corn stored by Elevator on behalf of CHS for the first

3

turn and $0.      per bushel for each subsequent turn with CHS guaranteeing two turns per year. All payments shall be made by CHS to Elevator based on Elevator’ invoices, which shall include all relevant documentation. Half of the charge shall be paid when the Corn is unloaded into the Elevator and half of the charge shall be paid when the Corn is loaded out of the Elevator.

6.             Shrinkage.

Elevator shall bear any shrinkage in the Corn in excess of 0.25%. Elevator shall, at CHS’ option, either (1) replace any Corn lost by shrinkage with Corn which is of identical variety and of quality acceptable to CHS; or (2) if a replacement is not feasible, reimburse CHS for this shrinkage, in an amount equal to the shrinkage amount multiplied by the actual replacement cost to CHS for such Corn, including all incidental costs. Elevator shall complete such replacement or settlement no later than 30 days from the date a demand is made by CHS.

7.             Condition of Corn.

a.             Elevator shall provide at any time any information requested by CHS relating to the condition or handling of the Corn. Elevator shall notify CHS and receive CHS’ prior written consent prior to taking any action which may affect the Corn’s condition.

b.             Elevator shall have the sole responsibility for the condition, quality, purity of all Corn at all times from tender of delivery to Elevator until that Corn is delivered to the destination on behalf of CHS. Elevator shall be solely responsible at all times for any and all loss of, damage to or deterioration of the Corn from any cause, including without limitation, any infestation, contamination or adulteration of the Corn from any source.

8.             Condition of Premises.

Elevator agrees to maintain the Elevator in a sanitary and mechanically sound condition acceptable to CHS, to comply with Federal Food, Drug and Cosmetic Act and any other laws, rules, regulations applicable to the storage and handling of Corn or the operation of the Elevator, and to establish a continuing program of insect and rodent control at the Elevator. CHS may make reasonable inspections of its Corn and the Elevator, provided that a management employee of Elevator shall accompany the CHS representative making such inspections, and such inspections shall be in accordance with the safety rules of the facility.

9.             Books and Records.

a.             Elevator shall keep and maintain, in accordance with accepted Corn accounting principles and procedures, books and records pertaining to all Corn transactions performed on behalf of CHS. CHS’ representatives shall have access during normal business hours to all books, records correspondence and other documents

4

relating to the Corn. Elevator shall furnish all records directly or indirectly related to the Corn as reasonably requested by CHS.

b.             During the Term and for a period of 18 months thereafter following the termination of this Agreement, Elevator shall maintain such books and records (collectively the “Records”) as are necessary to substantiate that (i) all invoices, sales and other charges submitted to CHS for payment were proper, and (ii) no payments have been made, directly or indirectly, by or on behalf of Elevator to or for the benefit of any CHS employee or agent who may reasonably be expected to influence either CHS’ decision to enter into this Agreement or the amount to be paid by CHS hereto. (As used in this provision, “payments” shall include money, property, services and all other forms of consideration). All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. CHS and its representatives shall have the right upon 24 hours notice to examine the Records. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.           Force Majeure.

No party shall be liable for any failure or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties’ reasonable control, it being understood that lack of financial resources is not to be deemed a cause beyond a party’s control. Each party shall notify the other party promptly as practicable after such cause and carry out this Agreement and any that the existence of any such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement.

11.           Independent Contractors.

The parties to this Agreement are independent contractors. Neither party shall have the right to act for the other party or bind or commit the other party in any way. This is an Agreement for the storage of Corn, and is neither a lease not a license to CHS of any or all of Elevator’ storage space, or any real or personal property whatsoever. Nothing in this Agreement shall be deemed to create any agency, partnership, joint venture, landlord-tenant or licensor-licensee relationship between the parties, or to grant CHS any leasehold, license or other interest in the Elevator or any other such property. Elevator acknowledges that CHS is not an operator of the Elevator or facilities.

12.           Governing Law.

This Agreement shall be governed by the laws of the State of Minnesota.

13.           Notices.

All notices which are required to be in writing under this Agreement shall be deemed to have been properly given when addressed to:

5

CHS Inc.
Attn: Vice President, Country Operations
P.O. Box 64089
Inver Grove Heights, Minnesota 55164-0089
Facsimile: 651-355-6996

or to:

Elevator
Attn:

Facsimile:

and delivered by hand or duly transmitted by prepaid certified mail or responsible private courier services or by confirmed facsimile to the facsimile numbers specified above.

14.           Assignment.

This Agreement shall be binding upon and benefit the parties and their respective successors and permitted assigns, provided that this Agreement shall not be assigned by Elevator without the prior written consent of CHS.

IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the date set forth below.

CHS INC.

By:

Title:

Date:

ELEVATOR

By:

Title:

Date:

6